Exhibit 99.1

NEWS RELEASE

Media Contact:

Al Butkus –	(816) 467-3616

Media Relations – (816) 467-3000

Investor Contact:

Neala Hackett –	(816) 467-3562

AQUILA REPORTS FIRST QUARTER 2007 RESULTS

Earnings Conference Call and Webcast Are Today at 9:30 a.m. Eastern

KANSAS CITY, MO, May 8, 2007 – Aquila, Inc. (NYSE:ILA) today reported a net loss of $24.3 million for the quarter ended March 31, 2007, or fully diluted per share loss of six cents, compared to a net loss of $1.1 million in 2006, or a fully diluted per share loss of less than one cent. Sales for the quarter were $444 million in 2007 versus $431 million in 2006.

“Earnings in the first quarter of 2007 were reduced because of lower earnings from discontinued operations relating to our former gas utilities that were sold in 2006 and increased fuel and purchased power costs in Aquila’s electric utility businesses due to a number of significant unplanned outages at some area coal-fired generating facilities during a colder than normal February,” said Richard C. Green, Aquila's chairman and chief executive officer. “While service to customers was unaffected due to our ability to call on other resources, the change in power supply came at an increased and unexpected cost.”

The impact to Aquila from the unavailable resources totaled over 600 megawatts. Specific units included the company’s Sibley #3 power plant along with Kansas City Power & Light’s Iatan facility, Westar’s Jeffrey Energy Center and a purchase power contract with Nebraska Public Power District.

Segment EBITDA

Continuing electric utility operations in Missouri and Colorado and natural gas utility operations in Iowa, Kansas, Nebraska and Colorado reported 2007 EBITDA of $35.3 million, down $13.4 million from $48.7 million reported in 2006. Electric Utilities EBITDA decreased $17.4 million from 2006, while Gas Utilities reported an EBITDA increase of $4 million. Merchant Services loss before interest, taxes, depreciation and amortization of $4.1 million was

Aquila First Quarter 2007 Earnings, Page 2

$3.3 million less than the loss of $7.4 million reported in 2006, and the Corporate and Other loss of $10.3 million in 2007 was $4.7 million greater than the $5.6 million loss in 2006.

Electric Utilities

Gross profit was $56.3 million in 2007, a decrease of $15.7 million from 2006. This decrease resulted primarily from an increase in the net cost of fuel and purchased power, including the unfavorable settlement of price hedges on natural gas used as fuel for generation. The increases in fuel and purchased power costs were driven by unplanned or extended plant outages and curtailed delivery under a purchased power contract due to transmission constraints at plants noted previously and a surge in wholesale power prices. Partially offsetting these factors was a rate settlement in Missouri in early 2006.

In addition to the decrease in gross profit, the company experienced higher operating and maintenance expenses. Higher labor and benefit costs and increased maintenance costs related to the plant outages caused Electric Utilities operation and maintenance expenses to increase over 2006. Partially offsetting the decreased gross profit and increased operation and maintenance expense was increased other income. Other income increased $4 million primarily due to the receipt of a $3.2 million breakup fee on the termination of the Aries purchase and increased Allowance for Funds Used During Construction (AFUDC) associated with the construction of Iatan 2.

Gas Utilities

Gross profit was $63.7 million in 2007, $7.7 million higher than 2006 due to favorable weather and other volume increases compared to 2006 and an interim rate increase in Nebraska. Partially offsetting the increase in gross profit were increased operation and maintenance expenses related to outside services, labor and other operating costs.

Merchant Services

Merchant Services reported a gross loss of $3.4 million in 2007, compared to a gross loss of $11.2 million a year earlier. The improvement in gross loss from 2006 was a result of exiting the Elwood tolling contract in June 2006, which eliminated $9.6 million of capacity payments for the quarter. The decreased gross loss was offset in part by an increase in operation and maintenance expenses primarily due to the 2006 reversal of allowances for bad debts.

Corporate and Other

Corporate and Other reported a 2007 EBITDA loss of $10.3 million, compared to a $5.6 million loss in 2006. First quarter 2007 results include fees associated with the pending merger with a subsidiary of Great Plains Energy Incorporated.

Aquila First Quarter 2007 Earnings, Page 3

Discontinued Operations

Discontinued Operations includes the company’s former Kansas electric utility operations; its former Michigan, Minnesota, and Missouri gas utility operations; its former Merchant Services peaking plants in Illinois; and its former Everest Connections telecommunications business. The company’s discontinued operations reported EBITDA of $8.8 million in 2007, which was a $35.4 million decrease from $44.2 million reported in 2006. The EBITDA decrease was due primarily to the sale of the gas utility properties and Everest Connections.

Conference Call, Webcast and Additional Information

Today at 9:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review first quarter 2007 results. Participants will be Chief Executive Officer Richard C. Green, Senior Vice President and Chief Accounting Officer Beth Armstrong and Senior Vice President of Regulated Operations Jon Empson.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Presentations & Webcasts” in the “Investor Information” section. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, an online replay will be available for two weeks at the same location on the website (“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through Tuesday, May 15, 2007 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11089394# when prompted.

Based in Kansas City, Mo., Aquila owns electric power generation and operates electric and natural gas transmission and distribution networks serving over 900,000 customers in Colorado, Iowa, Kansas, Missouri and Nebraska. More information is available at www.aquila.com.

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“EBITDA”

Aquila uses the term “earnings before interest, taxes, depreciation and amortization (EBITDA)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

Aquila First Quarter 2007 Earnings, Page 5

AQUILA, INC.

Consolidated Statements of Income

	3 Months Ended March 31,
In millions, except per share amounts	2007	2006
Sales	$444.2	$431.0
Cost of sales	327.6	314.2
Gross profit	116.6	116.8
Operating expenses:
Operation and maintenance expense	91.0	71.2
Taxes other than income taxes	8.9	8.9
Restructuring charges	1.6	2.0
Net loss on asset sales and other charges	—	.7
Total operating expenses	101.5	82.8
Other income (expense)	5.8	1.7
Earnings before interest, taxes, depreciation and amortization	20.9	35.7
Depreciation and amortization expense	27.2	27.1
Total interest expense	34.7	37.0
Loss from continuing operations before income taxes	(41.0)	(28.4)
Income tax benefit	(13.8)	(10.8)
Loss from continuing operations	(27.2)	(17.6)
Earnings from discontinued operations, net of tax	2.9	16.5
Net loss	$(24.3)	$(1.1)
Weighted average shares outstanding – diluted	375.6	374.7
Loss per share from continuing operations – diluted	$(.07)	$(.05)
Earnings per share from discontinued operations – diluted	.01	.05
Net loss per share – diluted	$(.06)	$—

Aquila First Quarter 2007 Earnings, Page 6

AQUILA, INC.

Segment EBITDA Reconciliation to Continuing Operations Pretax Loss

	3 Months Ended March 31,		Favorable
In millions	2007	2006	(Unfavorable)
Utilities:
Electric Utilities	$6.2	$23.6	$(17.4)
Gas Utilities	29.1	25.1	4.0
Total Utilities	35.3	48.7	(13.4)
Merchant Services	(4.1)	(7.4)	3.3
Corporate and Other	(10.3)	(5.6)	(4.7)
Total EBITDA	20.9	35.7	(14.8)
Depreciation and amortization	27.2	27.1	(.1)
Interest expense	34.7	37.0	2.3
Loss from continuing operations before income taxes	$(41.0)	$(28.4)	$(12.6)

Aquila First Quarter 2007 Earnings, Page 7

AQUILA, INC.

Consolidated Balance Sheets

	March 31,	December 31,
In millions	2007	2006
ASSETS
Cash and cash equivalents	$202.9	$232.8
Funds on deposit	68.7	107.9
Accounts receivable, net	245.7	257.0
Inventories and supplies	96.4	116.0
Price risk management assets	95.1	71.3
Regulatory assets, current	.9	29.0
Other current assets	24.7	33.5
Current assets of discontinued operations	26.4	26.5
Total current assets	760.8	874.0
Utility plant, net	1,841.9	1,825.1
Non-utility plant, net	129.1	130.2
Price risk management assets	35.7	43.4
Goodwill, net	111.0	111.0
Regulatory assets	131.7	149.0
Deferred charges and other assets	54.6	53.6
Non-current assets of discontinued operations	298.4	286.1
Total Assets	$3,363.2	$3,472.4
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$5.1	$19.7
Accounts payable	141.3	205.4
Accrued interest	33.4	49.7
Regulatory liabilities, current	19.6	10.8
Accrued compensation and benefits	18.8	26.8
Pension and post-retirement benefits, current	3.5	3.5
Other accrued liabilities	103.9	94.3
Price risk management liabilities	71.5	74.5
Customer funds on deposit	16.6	15.6
Current liabilities of discontinued operations	4.1	1.4
Total current liabilities	417.8	501.7
Long-term debt, net	1,384.5	1,385.9
Deferred income taxes and credits	—	19.3
Price risk management liabilities	21.0	27.1
Pension and post-retirement benefits	73.7	72.5
Regulatory liabilities	73.5	72.4
Deferred credits	51.6	51.5
Non-current liabilities of discontinued operations	37.9	35.9
Common shareholders’ equity	1,303.2	1,306.1
Total Liabilities and Shareholders’ Equity	$3,363.2	$3,472.4